Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT

AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of April 1, 2005, is made and entered into by and among ANALEX CORPORATION, a Delaware corporation (the “Borrower”), and the subsidiaries of the Borrower identified on the signature pages hereto (the “Subsidiary Guarantors”), and BANK OF AMERICA, N.A., a national banking association (the “Lender”).

RECITALS

A. The Borrower and the Lender entered into that certain Amended and Restated Credit Agreement dated as of May 28, 2004 (the same, as amended, modified, substituted, extended, and renewed from time to time, the “Agreement”).

B. The Agreement provides for some of the agreements between the Borrower and the Lender with respect to the “Loans” (as defined in the Agreement), including Revolving Credit Facility Loans in an aggregate amount not to exceed Twenty Million Dollars ($20,000,000) (the “Original Revolving Credit Facility Committed Amount”). All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

C. The Revolving Credit Facility Loans are evidenced by that certain Amended and Restated Revolving Credit Facility Note dated May 28, 2004 by the Borrower for the benefit of the Lender in the maximum principal amount of Twenty Million Dollars ($20,000,000) which is being modified pursuant to that certain First Amendment to Amended and Restated Revolving Credit Facility Note dated of even date herewith (the same, as amended, modified, substituted, extended, and renewed from time to time, the “Note”).

D. The Borrower desires to acquire ComGlobal Systems, Incorporated (“ComGlobal”) by merging Alpha-N Acquisition Corp., a California corporation (the “Merger Sub”), a wholly owned subsidiary of the Borrower, with and into ComGlobal, with ComGlobal as the surviving corporation (“the Merger”). Upon the articles of merger and a plan of merger being filed with the Secretary of State of the State of California, the Merger Sub shall be merged with and into ComGlobal, and the separate corporate existence of the Merger Sub shall cease, and ComGlobal shall continue as the surviving corporation under the laws of the State of California and all of the properties, rights, privileges, franchises and powers of ComGlobal and the Merger Sub shall vest in the surviving corporation, and all debts, liabilities and duties of ComGlobal and the Merger Sub shall become the debts, liabilities and duties of the surviving corporation.

E. The Borrower has requested and the Lender has agreed to an increase of the Original Revolving Credit Facility Committed Amount from Twenty Million Dollars ($20,000,000) to Forty Million Dollars ($40,000,000) at any time outstanding, and to extend the Revolving Credit Facility Maturity Date.

F. The Lender is willing to agree to the Borrower’s requests on the condition, among others, that this Amendment be executed.

AGREEMENTS

NOW THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. The parties hereto agree that the Recitals above are a part of this Amendment.

2. The Borrower and the Lender agree that on the date hereof the aggregate outstanding principal balance under the Revolving Credit Facility Note (subject to change for returned items and other adjustments made in the ordinary course of business) is $3,452,337.38.

3. The Borrower represents and warrants to the Lender as follows:

(a) The Borrower is a Delaware corporation duly organized, and validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in good standing in every other state wherein the conduct of its business or the ownership of its property requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect;

(b) The Borrower has the power and authority to execute and deliver this Amendment and perform its obligations hereunder and has taken all necessary and appropriate action to authorize the execution, delivery and performance of this Amendment;

(c) The Agreement, as amended by this Amendment, and each of the other Loan Documents remains in full force and effect, and each Loan Document to which Borrower is a party constitutes the valid and legally binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and similar laws and principles of equity affecting creditors’ rights and remedies generally;

(d) No Event of Default and no event which, with notice, lapse of time or both would constitute an Event of Default, has occurred and is continuing under the Agreement or the other Loan Documents which has not been waived in writing by the Lender; and

(e) ComGlobal has represented to Borrower that ComGlobal, Inc., a California corporation, does not conduct any business and has no assets or property of any kind.

4. The Lender hereby consents to increase the amount available under the Revolving Credit Facility from Twenty Million Dollars ($20,000,000) to Forty Million Dollars ($40,000,000) in accordance with the terms of this Amendment.

5. The Agreement is hereby amended as follows

(a) Section 1.1 (Certain Definitions) is modified by amending, restating or adding the following definitions in their entirety:

“Alpha-N” shall mean Alpha-N Acquisition Corp., a California corporation, a wholly owned subsidiary of the Borrower.

“Applicable Margin” for purposes of calculating the interest on each Loan, the Letter of Credit Fee and the Revolving Unused Fee, for any day shall mean the applicable percentage, as set forth on the Pricing Grid, corresponding to the Total Funded Debt to EBITDA ratio in effect as of the most recent Calculation Date. The initial Applicable Margins shall be based on Pricing Level IV until the first Applicable Margin Change Date for the Calculation Date occurring on March 31, 2005. Thereafter, determination of the appropriate Applicable Margins based on the Total Funded Debt to EBITDA ratio shall be made on each Calculation Date upon receipt by the Lender of the Required Financial Information for such Calculation Date. The Total Funded Debt to EBITDA ratio in effect as of a Calculation Date shall establish the Applicable Margins that shall be effective as of the date designated by the Lender as the Applicable Margin Change Date. The Lender shall determine the Applicable Margins as of the Calculation Date occurring on March 31, 2005 and on each Calculation Date thereafter and shall promptly notify the Borrower of the Applicable Margins so determined and of the Applicable Margin Change Date. Such determinations by the Lender of the Applicable Margins shall be conclusive absent demonstrable error. If the Borrower fails to provide the Required Financial Information for a Calculation Date to the Lender, when required pursuant to this Agreement, the Applicable Margins shall be based on Pricing Level IV as set forth in the Pricing Grid until such time as the Required Financial Information is provided whereupon the Pricing Level shall be determined by the then current Total Funded Debt to EBITDA ratio.

“BBA LIBOR” shall have the meaning set forth in the definition of BBA LIBOR Daily Floating Rate.

“BBA LIBOR Daily Floating Rate” on any date shall mean a fluctuating rate of interest per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Lender from time to time) as determined for each Business Day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Lender. Interest shall be computed for the actual number of days which have elapsed, on the basis of a 360-day year.

“ComGlobal” shall mean ComGlobal Systems, Incorporated, a California corporation.

“ComGlobal, Inc.” shall mean ComGlobal, Inc., a California corporation, a wholly owned subsidiary of ComGlobal.

“ComGlobal Information” shall mean ComGlobal Information Technology, Inc., a Nevada corporation, a wholly owned subsidiary of ComGlobal.

“London Banking Day” shall mean a day on which banks in London are open for business and dealing in offshore dollars.

“Revolving Credit Facility Committed Amount” shall mean Forty Million Dollars ($40,000,000).

“Revolving Credit Facility Maturity Date” shall mean May 31, 2008.

“Supplemental Closing Date” shall mean April 1, 2005.

(b) Section 1.1 (Certain Definitions) is modified by deleting the following definitions in their entirety:

“Annual Guidance Facility Expiration Date” is hereby deleted in its entirety.

“Annual Guidance Facility Loans” is hereby deleted in its entirety.

“Annual Guidance Facility Maximum Amount” is hereby deleted in its entirety.

“Libor Rate” is hereby deleted and replaced in its entirety wherever found in the Loan Documents with “BBA LIBOR Daily Floating Rate”.

(c) Section 2.1(c) (Revolving Credit Facility) is amended and restated in its entirety as follows:

(c) Revolving Credit Facility Note. The obligation of the Borrower to repay the unpaid principal amount of the Revolving Credit Facility Loans made by the Lender and to pay interest thereon shall be evidenced in part by a promissory note of the Borrower dated the Closing Date, as amended by that certain First Amendment to Amended and Restated Revolving Credit Facility Note dated the Supplemental Closing Date (together with any extensions, renewals or amendments thereof, the “Revolving Credit Facility Note”), in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to the order of the Lender in a face amount of up to Forty Million and 00/100 Dollars ($40,000,000.00).

(d) Section 2.2 (Annual Guidance Facility) and all references to the definitions contained therein and wherever such terms may be found in the Agreement are hereby deleted in their entirety and no Annual Guidance Facility Loans shall be permitted under the Agreement or any of the other Loan Documents.

(e) Section 2.3(d) (Annual Guidance Facility Fee) is deleted in its entirety.

(f) Section 2.5 (Interest Rates) is amended and restated in its entirety as follows:

2.5 Interest Rates

(a) BBA Libor Rate. The unpaid principal amount of the Loans shall bear interest for each day until due at the BBA LIBOR Daily Floating Rate plus the Applicable Margin.

(b) Interest Calculation.

(i) Other than calculations in respect of interest at the Lender’s prime rate (which shall be made on the basis of the actual number of days elapsed in a 365/366-day year), all interest payable hereunder shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.

(ii) If Lender determines that no adequate basis exists for determining the BBA LIBOR Daily Floating Rate or that the BBA LIBOR Daily Floating Rate will not adequately and fairly reflect the cost to the Lender of funding the Loan, or that any applicable law or regulation or compliance therewith by the Lender prohibits or restricts or makes impossible the charging of interest based on the BBA LIBOR Daily Floating Rate and the Lender so notifies Borrower, then until the Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, interest shall accrue and be payable on the unpaid principal balance of the Revolving Credit Facility Note from the date the Lender so notifies Borrower until the Revolving Credit Facility Maturity Date (whether by acceleration, declaration, extension or otherwise) at a fluctuating rate of interest equal to the Prime Rate of the Lender. Any such rate is a general reference rate of interest, may not be related to any other rate, and may not be the lowest or best rate actually charged by the Lender to any customer or a favored rate and may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and that the Lender may make various business or other loans at rates of interest having no relationship to such rate. Each time the Prime Rate changes, the per annum rate of interest shall change immediately and contemporaneously with such change in the Prime Rate. If the Lender (including any subsequent holder of the Revolving Credit Facility Note) ceases to exist or to establish or publish a prime rate from which the Prime

Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

(g) Sections 2.12(a)(iv) and (v) (Borrowing Base) are amended and restated in their entirety as follows:

(iv) The lesser of (A) fifty percent (50%) of the Net Value of Eligible Unbilled Receivables and (B) $4,000,000; plus

(v) $16,500,000 from the Supplemental Closing Date through September 29, 2005; $8,000,000 from September 30, 2005 through December 30, 2005; $5,000,000 from December 31, 2005 through March 30, 2006; and $0 at all times thereafter.

(h) Section 5.1 (Basic Reporting Requirements) is amended by adding the following requirement as new item 5.1(e)(iv):

(e) Certain Other Reports and Information

(iv) Promptly upon their becoming available, but in no event later than sixty (60) days after the end of each fiscal year, the Borrower shall furnish to Lender a consolidated and consolidating budget and pro forma financial statements, including income statements and cash flow projections on a quarter-to-quarter basis for the following fiscal year.

(i) Section 5.10 (Use of Proceeds) is amended and restated in its entirety as follows:

The Borrower shall apply the proceeds of the Revolving Credit Facility Loans only for the following purposes: (a) on the Supplemental Closing Date, to pay consideration for the merger of Alpha-N with and into ComGlobal, (b) acquisitions by the Borrower of the assets or ownership interests of any Person approved by the Lender in its sole discretion, (c) for general corporate purposes, and (d) for working capital. The Borrower shall not use the proceeds of any Loans directly or indirectly for any unlawful purpose, in any manner inconsistent with Section 3.20, or inconsistent with any other provision of this Agreement or any other Loan Document.

(j) Section 6.1 (Financial Covenants) is amended and restated in its entirety as follows:

(a) Total Funded Debt to EBITDA Ratio. The Borrower will maintain at all times during the following periods Total Funded Debt to EBITDA ratio, measured quarterly, of not greater than the following:

MAXIMUM TOTAL DEBT PERIOD	TO EBITDA RATIO
Supplemental Closing Date – 09/30/05	3.50 to 1.00
10/1/05 – thereafter	3.00 to 1.00

(b) Fixed Charge Coverage Ratio. The Borrower will maintain on a consolidated basis at all times a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.

The financial covenants referenced in this Section 6.1 shall be calculated and tested on a quarterly basis as of the last day of each quarter for the four fiscal quarter period then ended. Unless otherwise defined, all financial terms used in this Section 6.1 shall have the meanings attributed to such terms in accordance with GAAP; provided however, that for the avoidance of doubt, regardless of how the Borrower’s Preferred Stock is characterized under GAAP, such Preferred Stock shall not constitute Indebtedness, as used in this Agreement.

(k) Section 6.5(e) (Loans, Advances and Investments) is amended and restated in its entirety as follows:

(e) the stock of BAI, Sycom Services, Inc., Alpha-N, and ComGlobal and each of its subsidiaries, ComGlobal, Inc. and ComGlobal Information; and

(l) Section 6.8 (Mergers, Acquisitions, etc.) is amended and restated in its entirety as follows:

The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) merge with or into or consolidate with any other Person, provided, however, (i) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower is the surviving corporation, (ii) any Credit Party (other than the Borrower) may merge or consolidate with any other Credit Party (other than the Borrower), and (iii) Alpha-N may merge with and into ComGlobal, (b) liquidate, wind-up, dissolve or divide, (c) other than with respect to BAI, Alpha-N or its successor by merger, acquire any capital stock (or other equity interest) of any Person or all or any substantial portion of the properties of any going concern or going line of business, or (d) agree, become or remain liable (contingently or otherwise) to do any of the foregoing.

(m) Section 6.13 (Restrictions on Transfer) is added to the Agreement as follows:

The Borrower shall not, and shall not permit any of its Subsidiaries to transfer, or permit the transfer, of any of the Collateral or the books and records related to any of the Collateral to ComGlobal, Inc.

(n) Section 8.15(b) (Arbitration; Jury Trial Waiver) is amended and restated in its entirety as follows:

(b) Arbitration; Jury Trial Waiver.

(i) This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (A) this agreement (including any renewals, extensions or modifications); or (B) any document related to this agreement (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(ii) At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state. The arbitration will take place on an individual basis without resort to any form of class action.

(iii) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control. If AAA is unwilling or unable to (A) serve as the provider of arbitration or (B) enforce any provision of this arbitration clause, any party to this agreement may substitute another arbitration organization with similar procedures to serve as the provider of arbitration.

(iv) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the Commonwealth of Virginia. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

(v) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(vi) This paragraph does not limit the right of any party to: (A) exercise self-help remedies, such as but not limited to, setoff; (B) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (C) exercise any judicial or power of sale rights, or (D) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(vii) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(viii) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this agreement.

6. Conditions of Closing. The Lender shall not execute this Amendment unless the following conditions precedent are satisfied or waived, time being of the essence:

(a) The Borrower shall have executed and delivered to the Lender this Amendment and the First Amendment to Amended and Restated Revolving Credit Facility Note;

(b) The Borrower shall have delivered to the Lender (i) a certified copy (as of the date this Amendment) of the resolutions of the Borrower and of the Subsidiary Guarantors authorizing the execution of this Amendment;

(c) The Lender shall have received certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated not more than thirty (30) days before the date hereof showing the good standing in its state of incorporation;

(d) The Borrower and Subsidiary Guarantors shall have delivered to the Lender a current Certificate of Good Standing and certificates of authority to transact business in each state where registered;

(e) The Borrower shall have delivered to the Lender an opinion by the Borrower’s counsel in form and detail satisfactory to the Lender’s counsel;

(f) The Lender shall be satisfied with the final terms and conditions of, and the documentation relating to, the merger of ComGlobal into Alpha-N (a Subsidiary of Borrower) and provide Lender with executed copies of all final operative merger documents;

(g) The Lender shall receive a Joinder Agreement duly executed by ComGlobal and ComGlobal Information;

(h) The Lender shall have received (i) the Second Amendment to Pledge Agreement (the Pledge Agreement dated November 2, 2001 as amended by the First Amendment to Pledge Agreement and as it may be further amended, modified and supplemented from time to time, the “Amended Pledge Agreement”), executed by Borrower; (ii) the Pledge Agreement (the “ComGlobal Pledge Agreement”) by and between ComGlobal and Lender; and (iii) simultaneously with or promptly following the execution and delivery of this Agreement all stock certificates evidencing the stock pledged to the Lender pursuant to the Amended Pledge Agreement and the ComGlobal Pledge Agreement, together with duly executed in blank undated stock powers attached thereto;

(i) The Lender shall have received the Second Amended and Restated Continuing and Unconditional Guaranty (as amended, modified and supplemented from time to time, the “Guaranty”), executed and delivered by the Subsidiary Guarantors;

(j) Pursuant to Section 2.19 of the Agreement, the Borrower shall have provided written notice to the Lender of the disposition of ABI, thereby releasing ABI from all obligations it may have under the Loan Documents;

(k) No material adverse change shall have occurred in the business, operations, assets, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries since September 30, 2004;

(l) The Borrower shall have paid to the Lender, for itself alone a fee in the amount of One Hundred Thousand Dollars ($100,000) in consideration for the increase in Revolving Credit Facility Committed Amount together with all costs and expenses of the Lender and the Lender’s counsel in connection with this Amendment; and

(m) The Lender has received such other information, instruments, opinion, documents, certificates and reports as the Lender may in its reasonable discretion deem necessary.

7. Amendment and Modification Only. This Amendment is only an agreement amending and modifying certain provisions of the Agreement. All of the provisions of the

Agreement are incorporated herein by reference and shall remain and continue in full force and effect as amended by this Amendment. The Borrower hereby ratifies and confirms all of its obligations, liabilities and indebtedness under the provisions of the Agreement as amended by this Amendment. The Lender and the Borrower agree it is their intention that nothing herein shall be construed to extinguish, release or discharge or constitute, create or effect a novation of, or an agreement to extinguish, any of the obligations, indebtedness and liabilities of the Borrower under the provisions of the Agreement or under the Loan Documents, or any assignment or pledge to the Lender of, or any security interest or lien granted to the Lender in or on, any collateral and security for such obligations, indebtedness and liabilities.

8. Pricing Grid. From and after the date hereof, all references in the Agreement to the Pricing Grid shall mean the Pricing Grid in the form attached hereto as Exhibit A.

9. References to Agreement. Any and all notices, requests, certificates and other instruments executed and delivered concurrently with or after the effectiveness of this Amendment may refer to the Agreement without making specific reference to this Amendment but nevertheless all such references shall be deemed to include this Amendment unless the context shall otherwise require.

10. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

11. Expenses. The Borrower shall pay at the time this Amendment is executed and delivered all fees, commissions, costs, charges, taxes and other expenses incurred by the Lender and its counsel in connection with this Amendment, including, but not limited to, reasonable fees and expenses of the Lender’s counsel and all recording fees, taxes and charges.

12. Consistent Changes. The other Loan Documents are hereby amended wherever and to the extent necessary to reflect the changes described above.

13. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14. GOVERNING LAW. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

15. ENTIRE AGREEMENT. NO STATEMENTS, AGREEMENTS OR REPRESENTATIONS, ORAL OR WRITTEN, WHICH MAY HAVE BEEN MADE TO BORROWER OR ANY OF THE SUBSIDIARY GUARANTORS OR TO ANY EMPLOYEE OR AGENT OF THE BORROWER OR ANY OF THE SUBSIDIARY GUARANTORS, EITHER BY THE LENDER OR BY ANY EMPLOYEE, AGENT OR BROKER ACTING ON ANY OF THE LENDER’S BEHALF, WITH RESPECT TO THE MODIFICATION OF THE

LOAN, SHALL BE OF ANY FORCE OR EFFECT, EXCEPT TO THE EXTENT STATED IN THIS AMENDMENT OR THE OTHER LOAN DOCUMENTS, AND ALL PRIOR AGREEMENTS AND REPRESENTATIONS WITH RESPECT TO THE MODIFICATION OF THE LOAN ARE MERGED HEREIN.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly signed, sealed and delivered by their properly and duly authorized officers as of the day and year first above-written.

BORROWER:

ANALEX CORPORATION

By:	/s/ Sterling E. Phillips, Jr.		(SEAL)
	Name:	Sterling E. Phillips, Jr.
	Title:	CEO

SUBSIDIARY GUARANTORS

BETA ANALYTICS, INCORPORATED

By:	/s/ Sterling E. Phillips, Jr.		(SEAL)
	Name:	Sterling E. Phillips, Jr.
	Title:	CEO

SYCOM SERVICES, INC.

By:	/s/ Sterling E. Phillips, Jr.		(SEAL)
	Name:	Sterling E. Phillips, Jr.
	Title:	CEO

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Jessica L. Tencza		(SEAL)
	Name:	/s/ Jessica L. Tencza
	Title:	Vice President